Exhibit 20.3
Page 1 of 4

Navistar Financial 1994-B Owner Trust
For the Month of May 1996
Distribution Date of June 17, 1996

Original Pool Amount                  $215,029,773.64

Beginning Pool Balance                 $96,795,724.48
Beginning Pool Factor                       0.4501503

Principal and Interest Collections:
  Principal Collected
    (Including Servicer Advance Repay)  $4,623,933.19
  Interest Collected                      $729,958.65

Additional Deposits:
  Repurchase Amounts                            $0.00
  Liquidation Proceeds/Recoveries          $70,331.64
Total Additional Deposits                  $70,331.64

Repos/Chargeoffs                           $32,536.33
Aggregate Number of Notes Charged Off              20

Total Available Funds                   $5,424,223.48

Ending Pool Balance                    $92,139,254.96
Ending Pool Factor                          0.4284953

Servicing Fee                              $80,663.10

Repayment of Servicer Advances                  $0.00

Reserve Account:
  Beginning Balance                     $6,491,892.31
  Target Percentage                             10.00%
  Target Balance                        $9,213,925.50
  Minimum Balance                       $4,300,595.47
  (Release)/Deposit                       $(27,802.73)
  Ending Balance                        $6,464,089.58

                                           Dollars       Notes
Delinquencies:
  Installments:
     1-30 days                             842,765.18      626
    31-60 days                             176,345.32      167
    60+ days                                39,796.41       34

    Total                                1,058,906.91      630

  Balances:
    60+ days                               599,888.44       34

Memo Item - Reserve Account

  Prior Month                           $6,291,722.09
  + Invest. Income                          27,802.73
  + Transfer from Collection Account       172,367.49
    Beginning Balance                   $6,491,892.31

Exhibit 20.3
Page 2 of 4

Navistar Financial 1994-B Owner Trust
For the Month of May 1996

                                      TOTAL            NOTES        CERTIFICATES
Original
 Pool Amount Dist.:             $215,029,773.64  $207,503,000.00   $7,526,773.64
 Distribution Percentages                                 96.50%           3.50%
 Coupon                                                   6.400%          6.625%

Beginning Pool Balance           $96,795,724.48
Ending Pool Balance              $92,139,254.96

Collected Principal               $4,623,933.19
Collected Interest                  $729,958.65
Charge-Offs                          $32,536.33
Liquidation Proceeds/Recoveries      $70,331.64
Servicing                            $80,663.10
Cash Transfer from Reserve Account $(172,367.49)
  Total Collections Available
    for Debt Service              $5,171,192.89

Beginning Balance                $96,391,999.58   $93,017,548.03   $3,374,451.55
Interest Due                        $514,723.37      $496,093.59      $18,629.78
Interest Paid                       $514,723.37      $496,093.59      $18,629.78
Principal Due                     $4,656,469.52    $4,493,493.09     $162,976.43
Principal Paid                    $4,656,469.52    $4,493,493.09     $162,976.43

Ending Balance                   $91,735,530.06   $88,524,054.94   $3,211,475.12
Note/Certificate Pool Factor
 (Ending Balance/Original Pool Amount)              0.4266157836    0.4266735359

Total Distributions               $5,171,192.89    $4,989,586.68     $181,606.21

Interest Shortfall                        $0.00            $0.00           $0.00
Principal Shortfall                       $0.00            $0.00           $0.00
 Total Shortfall (required from Reserve)  $0.00            $0.00           $0.00

Excess Servicing                          $0.00

Beginning Reserve Account Balance $6,491,892.31
(Release)/Draw                      $(27,802.73)
Ending Reserve Account Balance    $6,464,089.58

Exhibit 20.3
Page 3 of 4

Navistar Financial 1994-B Owner Trust
For the Month of May 1996
                         This page has been computed as is customarily done. See page 4 of 4 for adjustment computations.

Trigger Events:  A) Loss Trigger
                 B) Delinquency Trigger

                                5               4                3                 2               1
                             Jan 1996        Feb 1996         Mar 1996          Apr 1996        May 1996

Beg. Pool Balance        $117,659,860.22  $111,686,429.59  $106,299,558.14  $101,393,850.46  $96,795,724.48


A) Loss Trigger:
Principal of Contracts
  Charged off                $333,162.88      $510,101.08      $126,746.78       $52,258.17      $32,536.33
Recoveries                    $46,638.31      $510,372.35      $165,916.68      $109,719.01      $70,331.64

Total Charged off
  (Months 5,4,3)             $970,010.74
Total Recoveries
  (Months 3,2,1)              345,967.33
Net Loss/(Recoveries)
  for 3 Mos.                 $624,043.41(a)

Total Balance
  (Months 5,4,3)         $335,645,847.95(b)

Loss Ratio [(a/b)(12)]           2.2311%

Trigger:
  Is Ratio> 1.5%                     Yes


B) Delinquency Trigger:
  Balance delinquency
   60+ days                                                    $406,189.09      $300,421.87      $599,888.44
  As % of Beginning
    Pool Balance                                                  0.38212%         0.29629%         0.61975%
  Three Month Average                                             0.42444%         0.40138%         0.43272%

Trigger:
  Is Average> 2.0%                    No


Exhibit 20.3
Page 4 of 4

Navistar Financial 1994-B Owner Trust
For the Month of May 1996

     SPECIAL REPORT  The  recent  bankruptcy of one large  obligor  has created a distortion in the loss statistics as customarily reported (see page 3 of 4). The loss trigger formula is based on the assumption that recoveries follow losses by approximately 60 days. The distortion appears since, in this case, repossessions and recoveries occurred in the same month. Presented below are loss statistics restated to show pool loss activity without the impact of this obligor. These statistics more fairly portray the overall performance of this pool.

                                  5               4                3                2                1
                               Jan 1996        Feb 1996         Mar 1996         Apr 1996         May 1996

Beg. Pool Balance        $117,221,002.12*  $111,247,571.49*  $106,299,558.14  $101,393,850.46  $96,795,724.48

Loss Trigger (*computed without bankrupt obligor):
Principal of Contracts
  Charged off                $333,162.88        $71,242.98*     $126,746.78        $52,258.17      $32,536.33
Recoveries                    $46,638.31        $49,628.33*     $165,916.68       $109,719.01      $70,331.64

Total Charged off
  (Months 5,4,3)             $531,152.64*
Total Recoveries
  (Months 3,2,1)              345,967.33
Net Loss/(Recoveries)
  for 3 Mos.                 $185,185.31*(a)

Total Balance
  (Months 5,4,3)         $334,768,131.75*(b)

Loss Ratio Annualized [(a/b)(12)]  0.6638%* [restated] VS.  2.2311% [Entire Pool (see page 3)]

Trigger:
  Is Ratio> 1.5%                   No*                           Yes


** The above additional information will be provided monthly as long as the effect of this event continues to exist, which will be the July 1996
   Settlement Statement.**


  Navistar Financial Corporation



by:  /s/ R. W. CAIN
         R. W. CAIN
         Vice President and Treasurer